Exhibit 99.1

NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

FOR IMMEDIATE RELEASE

SUNLINK HEALTH SYSTEMS ANNOUNCES $5 MILLION FINANCING FOR

IMPROVEMENTS AND ADDITIONAL SERVICES AT CALLAWAY COMMUNITY

HOSPITAL IN FULTON, MO. AND FOR PARTIAL DEBT REFINANCING

Atlanta, GA (March 27, 2012) — SunLink Health Systems, Inc. (NYSE:Amex: SSY) today announced that it closed a $5,000,000 loan for improvements and additional services at its Callaway Community Hospital in Fulton, Mo. Approximately $1,500,000 of the loan proceeds will be used for improvements to the hospital and to provide an inpatient geriatric psychiatry unit, as well as for working capital. The remaining net proceeds of approximately $3,250,000 were used to refinance a portion of the company’s senior debt. The loan was made by Pioneer Bank SSB and partially guaranteed under the U.S. Department of Agriculture, Rural Development Business & Industry Program. The loan is repayable monthly over 25 years at floating Prime Rate plus 1.5%. The loan is collateralized by the hospital real estate and equipment. SunLink was assisted in this transaction by Healthcare Finance & Development, LLC.

Robert M. Thornton Jr., chairman and chief executive officer of SunLink, commented, “In addition to lowering our borrowing costs and improving our cash flow, this financing allows us to invest in improvements at this hospital and add these new geriatric psychiatric services, which are in high demand in the community. This financing is another step toward our objective of establishing longer debt maturities, which allows us greater operating flexibility and better positions us to drive long-term value for our shareholders.” Mr. Thornton continued, “This financing also underscores the confidence our financial partners have in our business model as we execute our strategy of delivering quality, efficient medical care in each community we serve.”

SunLink Health Systems, Inc. currently operates five community hospitals and related businesses in the Southeast and Midwest, excluding Memorial Hospital of Adel that the company has contracted to sell, and a specialty pharmacy company in Louisiana. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc, please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.